Exhibit 99.1

      Press Information

Houston, April 28, 2005

Hanover Compressor Company Reports
First Quarter 2005 Financial Results

Hanover Compressor Company (NYSE: HC), a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas production, processing and transportation applications, today reported financial results for the quarter ended March 31, 2005.

Summary
First quarter 2005 revenue increased to $301.6 million, a 12% increase over first quarter 2004 revenue of $269.8 million. Revenue for the fourth quarter 2004 was $310.1 million.

EBITDA(1) from continuing operations for the first quarter 2005 and 2004 was $73.7 million. EBITDA increased $6.3 million from the fourth quarter 2004.

Net loss for the first quarter 2005 was $12.5 million, or $0.15 per share, compared with a net loss of $9.5 million, or $0.11 per share, in the first quarter 2004. Net loss for the fourth quarter 2004 was $20.2 million, or $0.24 per share. The company’s provision for income taxes for the first quarter of 2005 and 2004 does not include a tax benefit for the company’s tax losses in the U.S. and certain international jurisdictions.

“In general, I am pleased with the sequential improvement in our operational results, particularly in our U.S. rental gross profit,” said John Jackson, President and Chief Executive Officer. “While this progress and the visible opportunities are exciting, we are by no means satisfied with our operating financial performance. We recently implemented a new organizational structure to sharpen our focus on U.S. operating results and to take advantage of worldwide growth opportunities. We are encouraged by several international projects scheduled for delivery during the second half of 2005.”

12001 North Houston Rosslyn, Houston, Texas 77086
(281) 447-8787
www.hanover-co.com

Summary of Business Segment Results

U.S. Rentals

(in thousands)

	Three months ended
	March 31,
			Increase
	2005	2004	(Decrease)
Revenue	$87,154	$86,592	1%
Operating expense	34,076	35,539	(4)%

Gross profit	$53,078	$51,053	4%
Gross margin	61%	59%	2%

U.S. rental revenue and gross profit increased in the first quarter 2005 primarily due to improvement in market conditions that has led to an improvement in pricing. In addition, gross margin and gross profit increased due to Hanover’s efforts to reduce maintenance and repair expense.

International Rentals

(in thousands)

	Three months ended
	March 31,
			Increase
	2005	2004	(Decrease)
Revenue	$53,915	$51,500	5%
Operating expense	17,502	14,773	18%

Gross profit	$36,413	$36,727	(1)%
Gross margin	68%	71%	(3)%

During the first quarter of 2005, international rental revenue increased, compared to the first quarter of 2004, due to increased rental activity, primarily in Brazil. Gross margin decreased primarily due to expected start-up costs related to two major projects in Nigeria.

Parts, Service and Used Equipment

(in thousands)

	Three months ended
	March 31,
			Increase
	2005	2004	(Decrease)
Revenue	$33,437	$44,382	(25)%
Operating expense	25,060	32,969	(24)%

Gross profit	$8,377	$11,413	(27)%
Gross margin	25%	26%	(1)%

Parts, service and used equipment revenue, gross profit and gross margin for the first quarter 2005 were lower than the same period a year earlier due primarily to lower installation sales that were partially offset by increased parts and service revenue and gross margin. Parts, service and used equipment includes two business components: parts and service; and used rental equipment and installation sales. For the first quarter 2005, parts and service revenue was $31.2 million with a gross margin of 26%, compared to $25.2 million and 24%, respectively, for the same period a year ago. Used rental equipment and installation sales revenue in the 2005 first quarter was $2.3 million with a gross margin of 7%, compared to $19.2 million at a 28% gross margin for the same period a year earlier. The company’s used rental equipment and installation sales and gross margin vary significantly from period to period and are dependent upon the exercise of purchase options on rental equipment by customers and the completion of new installation projects.

Compression and Accessory Fabrication

(in thousands)

	Three months ended
	March 31,
			Increase
	2005	2004	(Decrease)
Revenue	$32,524	$28,150	16%
Operating expense	29,617	25,913	14%

Gross profit	$2,907	$2,237	30%
Gross margin	9%	8%	1%

For the first quarter 2005, compression fabrication revenue and gross profit increased, compared to 2004, due primarily to increased sales activity and improved business conditions. As of March 31, 2005, the company had compression fabrication backlog of $63.9 million compared to $52.0 million at March 31, 2004.

Production and Processing Equipment Fabrication

(in thousands)

	Three months ended
	March 31,
			Increase
	2005	2004	(Decrease)
Revenue	$89,571	$53,429	68%
Operating expense	79,125	47,696	66%

Gross profit	$10,446	$5,733	82%
Gross margin	12%	11%	1%

Production and processing equipment fabrication revenue and gross profit for the first quarter 2005 increased over first quarter 2004 due to our increased focus on fabrication sales and an improvement in market conditions. The company has focused on improving its sales success ratio on new bid opportunities that has resulted in an improvement in our production and processing equipment backlog over the course of the last twelve months. As of March 31, 2005, we had a production and processing equipment fabrication backlog of $206.6 million compared to $169.2 million at March 31, 2004.

Selling, general, and administrative expense (“SG&A”) for the first quarter 2005 was $42.2 million, compared to $40.4 million in the first quarter 2004. As a percentage of revenue, SG&A expense was 14% for the three months ended March 31, 2005 compared to 15% for the three months ended March 31, 2004. SG&A expense, as a percentage of revenue, decreased due to Hanover’s efforts to manage SG&A costs.

Depreciation and amortization expense for the quarter increased to $45.5 million, compared to $42.0 million for the same period a year ago. First quarter 2005 depreciation and amortization increased due to additions to the rental fleet placed in service since March 31, 2004.

Liquidity and Other
Hanover had capital expenditures of approximately $26.2 million in the first quarter 2005, compared to approximately $16.9 million for the same period last year. At March 31, 2005, the company had approximately $1.68 billion in debt and compressor lease obligations compared to $1.80 billion at March 31, 2004. At March 31, 2005, borrowings include approximately $84 million outstanding under Hanover’s $350 million bank credit facility. The company had approximately $38 million in cash on its balance sheet at March 31, 2005.

“We are beginning to see the operational benefits from the new information and financial reporting systems and process improvements that have been implemented over the past three years,” commented Lee Beckelman, Chief Financial Officer. “These tools are being utilized by management in our continuing commitment to improve operating performance and return on assets.”

Total compression horsepower at March 31, 2005 was approximately 3,312,000, including approximately 2,538,000 horsepower in the United States and approximately 774,000 horsepower internationally. Hanover’s compression horsepower utilization rate as of March 31, 2005 and December 31, 2004 on a total horsepower basis was approximately 82%. U.S. and international utilization at both March 31, 2005 and at December 31, 2004 was approximately 77% and 98%, respectively.

Conference Call Details
Hanover Compressor Company will host a conference call at 11:00 a.m. Eastern Standard Time, Thursday, April 28, 2005, to discuss financial results and other matters for the first quarter of 2005. To access the call, United States and Canadian participants should dial 877-639-1065. International participants should dial 706-679-5932 at least 10 minutes before the scheduled start time. Please reference Hanover conference call number 5283820. For those unable to participate, a replay will be available from 2:00 p.m. Eastern Standard Time on Thursday, April 28, 2005, until midnight on Wednesday, May 4, 2005. To listen to the replay, please dial 800-642-1687 in the U.S. and Canada, or 706-645-9291 internationally and enter access code 5283820. Additionally, the conference call will be broadcast live over the Internet. To access the webcast, log onto the company’s Web site (www.hanover-co.com) and click on the webcast link located on the company’s home page.

About Hanover Compressor
Hanover Compressor Company (www.hanover-co.com) is a global market leader in full service natural gas compression and a leading provider of service, fabrication and equipment for oil and natural gas processing and transportation applications. Hanover sells and rents this equipment and provides complete operation and maintenance services, including run-time guarantees for both customer-owned equipment and its fleet of rental equipment. Founded in 1990 and a public company since 1997, Hanover’s customers include both major and independent oil and gas producers and distributors as well as national oil and gas companies.

Forward-looking Statements
Certain matters discussed in this presentation are “forward-looking statements” intended to qualify for the safe harbors established by the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can generally be identified as such because of the context of the statement or because the statement includes words such as “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe Hanover’s future plans, objectives or goals or future revenues or other financial measures are also forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated as of the date the statements were made. These risks and uncertainties include, but are not limited to: our inability to renew our short-term leases of equipment with our customers so as to fully recoup our cost of the equipment; a prolonged substantial reduction in oil and natural gas prices, which could cause a decline in the demand for our compression and oil and natural gas production equipment; reduced profit margins or the loss of market share resulting from competition or the introduction of competing technologies by other companies; changes in economic or political conditions in the countries in which we do business, including civil uprisings, riots, terrorism, the taking of property without fair compensation and legislative changes; changes in currency exchange rates; the inherent risks associated with our operations, such as equipment defects, malfunctions and failures and natural disasters; governmental safety, health, environmental and other regulations, which could require us to make significant expenditures; our inability to implement certain business objectives such as international expansion, integrating acquired businesses, generating sufficient cash, accessing capital markets, refinancing existing or incurring additional indebtedness to fund our business, and executing our exit and sale strategy with respect to assets classified on our balance sheet as assets held for sale; risks associated with any significant failure or malfunction of our enterprise resource planning system and our inability to comply with covenants in our debt agreements and the decreased financial flexibility associated with our substantial debt. A discussion of these and other factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

Media Relations Inquiries:	Investor Relations Inquiries:
Richard Goins	Stephen York
Manager, Corporate Communications	Vice President, Investor Relations and
Tel: (832) 554-4918	Technology
E-mail: rbgoins@hanover-co.com	Tel: (832) 554-4856
E-mail: syork@hanover-co.com

(Tables Follow)

HANOVER COMPRESSOR COMPANY
CONSOLIDATED FINANCIAL DATA
AND EBITDA RECONCILIATION
(in thousands of dollars, except per share amounts)
(unaudited)

	Three Months Ended
	March 31,
	2005	2004
Revenues and other income:
U.S. rentals	$87,154	$86,592
International rentals	53,915	51,500
Parts, service and used equipment	33,437	44,382
Compressor and accessory fabrication	32,524	28,150
Production and processing equipment fabrication	89,571	53,429
Equity in income of non-consolidated affiliates	4,574	4,683
Other	451	1,095

	301,626	269,831
Expenses:
U.S. rentals	34,076	35,539
International rentals	17,502	14,773
Parts, service and used equipment	25,060	32,969
Compressor and accessory fabrication	29,617	25,913
Production and processing equipment fabrication	79,125	47,696
Selling, general and administrative	42,158	40,374
Foreign currency translation	271	(1,073)
Other	119	(100)

	227,928	196,091

EBITDA from continuing operations (1)	73,698	73,740
Depreciation and amortization	45,453	42,030
Interest expense	35,940	35,250

	81,393	77,280

Loss from continuing operations before income taxes	(7,695)	(3,540)
Provision for income taxes	4,541	7,097

Loss from continuing operations	(12,236)	(10,637)
Income (loss) from discontinued operations, net of tax	(228)	1,183

Net loss	$(12,464)	$(9,454)

Basic loss per common share:
Loss from continuing operations	$(0.15)	$(0.13)
Income (loss) from discontinued operations, net of tax	—	0.02

Net loss	$(0.15)	$(0.11)

Diluted loss per common share:
Loss from continuing operations	$(0.15)	$(0.13)
Income (loss) from discontinued operations, net of tax	—	0.02

Net loss	$(0.15)	$(0.11)

Weighted average common and common equivalent shares outstanding:
Basic	85,691	83,035

Diluted	85,691	83,035

Gross profit percentage:
U.S. rentals	61%	59%
International rentals	68%	71%
Parts, service and used equipment	25%	26%
Compressor and accessory fabrication	9%	8%
Production and processing equipment fabrication	12%	11%

(1)	EBITDA from continuing operations consists of consolidated income (loss) from continuing operations before interest expense, provision for (benefit from) income taxes, and depreciation and amortization. We believe that EBITDA is a commonly used measure of financial performance for valuing companies in our industry. EBITDA should not be considered as an alternative to measures prescribed by generally accepted accounting principles and may not be comparably calculated from one company to another. Forward-looking information concerning Hanover’s 2005 net income (loss), which we believe is the most directly comparable GAAP financial measure to Hanover’s EBITDA is unavailable because the following items are significantly uncertain so as to make a 2005 prediction inadvisable: interest expense, foreign currency translation, taxes, depreciation and net results from and proceeds of the sale of our assets held for sale. The ultimate outcome of these uncertain items may have an impact on our net income (loss).

	Three Months Ended
	March 31,		December 31,
	2005	2004	2004
EBITDA Reconciliation
Loss from continuing operations	$(12,236)	$(10,637)	$(26,209)
Add:
Depreciation and amortization	45,453	42,030	46,426
Interest expense	35,940	35,250	38,809
Provision for income taxes	4,541	7,097	8,352

EBITDA from continuing operations	$73,698	$73,740	$67,378